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                                                                    Exhibit 99.6

                          CONSENT OF EDWARD V. FRITZKY

     I hereby consent to being named as a person who will become a director of Amgen Inc., a Delaware corporation ("Amgen"), effective upon the consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated December 16, 2001, by and among, Amgen, AMS Acquisition Inc., a Washington corporation and a wholly-owned subsidiary of Amgen, and Immunex Corporation, a Washington corporation, in the Registration Statement on Form S-4 to be filed by Amgen with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement") and to the filing of this consent as an exhibit to the Registration Statement.

Signature:  /s/ Edward V. Fritzky
            ----------------------------
                Edward V. Fritzky

Date: January 22, 2002